Exhibit 99.1

KCG ADDS FOUR NEW INDEPENDENT DIRECTORS TO BOARD

NEW YORK – JANUARY 19, 2017 – KCG Holdings, Inc. (NYSE: KCG) announced today that its Board of Directors has appointed Peter Fisher, Colin Smith, Heather Tookes and Adrian Weller as Directors, effective immediately. KCG also announced that Rene M. Kern and John C. (Hans) Morris have informed the company that they will not be seeking reelection at the 2017 Annual Meeting of Stockholders.

“We are pleased to welcome these highly-qualified and experienced professionals to our Board and look forward to leveraging their relevant expertise and counsel as we continue to execute on our business objectives,” said Charles E. Haldeman, Jr., Non-Executive Chairman of KCG’s Board of Directors. “Collectively, Peter, Colin, Heather and Adrian bring significant expertise in finance, trading and regulation to KCG that will benefit the company as we continue to grow and innovate in today’s evolving global markets.”

The newly appointed Directors provide the KCG Board with unique insights and differentiated backgrounds:

•	Mr. Fisher brings significant foreign markets and domestic finance experience to KCG, having served as Head of Fixed Income at BlackRock, Under Secretary of the U.S. Treasury for Domestic Finance, and EVP of the Federal Reserve Bank of New York, where he was responsible for the conduct of domestic monetary and foreign currency operations.

•	Mr. Smith is an accomplished investor with more than two decades of alternative asset management and event-driven trading experience.

•	A highly-respected faculty member of the Yale School of Management, Professor Tookes has extensive knowledge of the financial services industry and deep expertise in market microstructure and corporate finance.

•	Dr. Weller, a Senior Research Fellow at the University of Cambridge, is a leading authority on artificial intelligence and its commercial applications. He has extensive experience in trading and investing, having served in senior roles at Goldman Sachs, Salomon Brothers and Citadel.

Mr. Haldeman, added, “On behalf of KCG and the entire Board, I want to thank Hans and Rene for their dedication and wealth of contributions to KCG throughout their tenures. We wish them continued success in their future endeavors.”

With today’s announcement, it is currently expected that 11 Directors will be nominated for election at KCG’s 2017 Annual Meeting of Stockholders, 10 of whom would be independent.

About Peter Fisher

Peter R. Fisher is Senior Fellow and Senior Lecturer at the Center for Business, Government & Society at the Tuck School of Business at Dartmouth College. Previously, from 2004 to 2013, Mr. Fisher worked at BlackRock, serving most recently as head, and before that co-head, of its Fixed Income Portfolio Management Group. From 2005 to 2007, he served as Chairman of BlackRock Asia.

Prior to BlackRock, Mr. Fisher worked as Under Secretary of the U.S. Treasury for Domestic Finance. From 1985 to 2001, he worked at the Federal Reserve Bank of New York, where he served as an EVP of the Bank and Manager of the System Open Market Account, from 1995 to 2001. In those roles, he was responsible for the conduct of domestic monetary and foreign currency operations, and for the management of the foreign currency reserves of both the Federal Reserve and the Treasury.

Mr. Fisher currently serves as a Director at AIG, Inc., the John F. Kennedy Library Foundation and the Peterson Institute for International Economics, and is on the Investment Advisory Committee of Google as well as the Advisory Committee on Systemic Resolution of the Federal Deposit Insurance Corporation. Previously, he was a part-time Senior Director of the BlackRock Investment, a member of the Strategic Advisory Committee of the Agence France Tresor and a non-executive director of the Financial Services Authority of the United Kingdom.

He received a JD degree from Harvard Law School and a BA in history from Harvard College.

About Colin Smith

Colin Smith is Managing Partner of Silver Mountain Partners, a private investment partnership that he has managed since 2012, focused on investments in alternative strategies including private equity and real estate.

From 2010 to 2012, Mr. Smith served as Chief Executive Officer of Concordance Capital Management, an event-driven asset management firm. Prior to that, he was the Managing Partner, Chief Executive Officer and Chief Investment Officer for Deephaven Capital Management, a global multi-strategy alternative asset manager, which he joined in 1998. Earlier in his career, he held positions at Peter Schoenfeld Asset Management, Schroder Wertheim and Continental Partners.

Mr. Smith holds a BA from Northwestern University.

About Heather Tookes

Heather Tookes is a member of the finance faculty of the Yale School of Management. Since 2004, she has taught Corporate Finance for the full-time MBA and the MBA for Executives programs, and has received teaching awards in both programs.

Professor Tookes also serves as Associate Editor at the Review of Financial Studies and Management Science. She is the author of several journal articles focused on issues in both market microstructure and corporate finance.

She received a PhD in finance from Cornell and a BA in economics from Brown University.

About Adrian Weller

Adrian Weller is a Senior Research Fellow in the Machine Learning Group at the University of Cambridge, a Faculty Fellow at the Alan Turing Institute for data science and an Executive Fellow at the Leverhulme Centre for the Future of Intelligence. He is a leading authority on artificial intelligence, its commercial applications and how it may be used to benefit society.

Previously, Dr. Weller held senior roles in fixed income at Goldman Sachs, Salomon Brothers and Citadel.

He received a PhD in computer science from Columbia University, and BA and MA degrees in mathematics from Trinity College, Cambridge.

About KCG

KCG is a leading independent securities firm offering investors a range of services designed to address trading needs across asset classes, product types and time zones. The firm combines advanced technology with specialized client service across market making, agency execution and venues and also engages in principal trading via exchange-based market making. KCG has multiple access points to trade global equities, fixed income, options, currencies and commodities via voice or automated execution. www.kcg.com

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